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                                                                      EXHIBIT 11


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post Effective Amendment No. 17 to Registration Statement No. 2-99977 of Landmark Multi-State Tax Free Funds of our reports each dated October 9, 1995 appearing in the annual reports to shareholders for the year ended August 31, 1995 of Landmark New York Tax Free Reserves and Landmark Connecticut Tax Free Reserves (each a separate series of Landmark Multi-State Tax Free Funds), and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts
December 27, 1995